Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Form S-3/A Registration Statement on Form S-1 of our report dated April 10, 2006 (which includes an explanatory paragraph stating that on January 31, 2006, FastFunds Financial Corporation, a majority-owned subsidiary of the Company, sold substantially all of the assets of its wholly-owned subsidiary Chex Services, Inc. This subsidiary conducted most of the Company’s business operations and is presented as discontinued operations in the accompanying consolidated financial statements. In addition, our report contains an explanatory paragraph stating that on March 14, 2006, the Company acquired Hydrogen Power, Inc.), which appears on page F-1 of the Annual Report on Form 10-K of Hydrogen Power, Inc. (f/k/a Equitex, Inc. and Hydrogen Power International, Inc.) and subsidiaries for the year ended December 31, 2005, and to the reference to our Firm under the caption “Experts” in the prospectus.

/S/ GHP HORWATH, P.C.

Denver, Colorado
November 6, 2006